FIRST ADDENDUM
                                     TO THE
                                    AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

         This First Addendum (the "First Addendum") is made as of the fourth day of August, 1999, among Equitex, Inc., a Delaware corporation ("Equitex"); First Bankers Mortgage Services, Inc., a Florida corporation ("FBMS"); Vincent L. Muratore, an individual and the sole shareholder of FBMS (the "Shareholder"); and FBMS Acquisition Corp., a Delaware corporation (the "Merger Subsidiary"), which is wholly owned by Equitex.

                              W I T N E S S E T H:

         WHEREAS,   the  parties   entered  into  an   Agreement   and  Plan  of
Reorganization dated June 22, 1999 (the "Agreement");

         WHEREAS, the parties have agreed to amend the Agreement in accordance with Section 12.8 thereof to reflect certain revised terms that have been mutually agreed upon.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                    AMENDMENTS TO ARTICLE 1 OF THE AGREEMENT

         The following sections of Article 1 of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below.

         1.4 CORPORATE GOVERNMENT OF THE SURVIVING CORPORATION.

                  (a) The Certificate of Incorporation of FBMS, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.

                  (b) The Bylaws of FBMS, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

                  (c) On the Effective Date, the members of the Board of Directors of the Surviving Corporation shall resign and their vacancies filled by persons nominated by Equitex.

                  (d) On the Effective Date, the officers of the Surviving Corporation shall resign and their vacancies filled by the Board of Directors of the Surviving Corporation nominated in accordance with the foregoing paragraph.

         1.5 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC in Denver, Colorado, commencing at 10:00 a.m., Mountain Time, as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Articles 7 and 8 of the Agreement or at such other place, time and date as shall be fixed by mutual agreement between Equitex and FBMS. Notwithstanding the foregoing, the Closing shall occur on or before October 15, 1999, unless the date is extended by mutual agreement of Equitex and FBMS, provided that Equitex shall have the right to extend the Closing Date by not more that 30 days after October 15, 1999 if Equitex is: (i) waiting for clearance from the Securities and Exchange Commission with respect to the proxy statement for the special meeting of Equitex shareholders contemplated by
Section 6.9 of the Agreement or (ii) to comply with the notice and mailing requirements for the aforementioned shareholder meeting. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered the Certificate of Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Florida and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this First Addendum and the Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.


                                    ARTICLE 2

                    AMENDMENTS TO ARTICLE 2 OF THE AGREEMENT

         The following sections of Article 2 of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below.

         2.1 CONVERSION OF SHARES. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) All shares of FBMS Common Stock, par value $.01 per share (the "FBMS Common Stock") outstanding immediately prior to the Effective Date will be converted into and represent the right to receive, in the aggregate, 250,000 shares of Equitex common stock, par value $.02 per share (the "Equitex Common Stock"). The shares of Equitex Common

         Stock issued pursuant to this Section 2.1(a) shall be referred to as the "Merger Consideration."

                  (b) Each share of common stock, $.01 par value, of the Merger Subsidiary which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued FBMS Common Stock. The shares of FBMS Common Stock issued pursuant to this Section 2.1(b) shall be validly issued, fully paid and non-assessable.

         2.3 EXCHANGE OF FBMS COMMON STOCK.

                  (a) At Closing, the Shareholder shall deliver to Equitex all outstanding shares of FBMS Common Stock endorsed in blank or accompanied by stock powers executed in blank, all signatures guaranteed by a national bank and with all necessary transfer tax or revenue stamps required at the Shareholder's expense affixed (the
         "Certificates"). Equitex, in turn, will deliver certificates representing an aggregate of 250,000 shares of Equitex Common Stock to which the holders of FBMS Common Stock are entitled to pursuant to
         Section 2.1. All Certificates so delivered shall forthwith be canceled.

                  (b) Equitex shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Equitex Common Stock; provided, however, that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes or transfer fee required by reason of the issuance of a certificate representing shares of Equitex Common Stock to such other person, or establish to the satisfaction of the Equitex that such tax has been paid or that no such tax is applicable.

                  (c) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to Equitex a bond, in such reasonable sum as Equitex may direct, or other form of indemnity satisfactory to Equitex, as indemnity against any claim that may be made against Equitex or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

                  (d) After the Effective Date, there shall be no transfers on the stock transfer books of FBMS of the shares of FBMS Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to FBMS for transfer, they shall be canceled and exchanged for the consideration described in this Article 2.

                                    ARTICLE 3

                    AMENDMENTS TO ARTICLE 6 OF THE AGREEMENT

         The following sections of Article 6 of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below.

         6.5 WAREHOUSE FACILITY. Prior to March 31, 2000, FBMS shall have sold or otherwise removed from its warehouse lending facilities, all "unsaleable loans" as listed on Schedule 6.5. To the extent that any unsaleable loans remain as of March 31, 2000, they will be offset against the Performance Shares and Bonus Shares issuable to the Shareholder in accordance with Article 7 of this First Addendum.


                                    ARTICLE 4

                    AMENDMENTS TO ARTICLE 9 OF THE AGREEMENT

         The following sections of Article 9 of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below.

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the following, the representations and warranties of the parties contained in this Agreement shall survive the Closing and continue for a period of 18 months thereafter:

                  (a) the provisions of this Article 9 shall survive until termination of the Escrow Agreement; and

                  (b) the provisions of Article 11 shall survive for a period of 20 months following the Effective Date.

         9.2 RESERVE.  This Section of the Agreement is deleted in its entirety.

         9.3 INDEMNITY AGREEMENTS OF SHAREHOLDER. The Shareholder shall indemnify, defend, reimburse and hold harmless Equitex and FBMS from and against any and all claims, demands, penalties, fines, liabilities, obligations, losses, settlements, damages, costs and expenses resulting from:

                       (i) any inaccuracy in, or breach of, any representation or warranty or nonfulfillment of any covenant on the part of FBMS or the Shareholder contained in this Agreement;

                       (ii) any liabilities, including liabilities under federal and state securities laws and regulations, arising out of or related to the conversion of the FBMS Preferred Stock pursuant to Article 11;

                       (iii) the stated value of any shares of FBMS Preferred Stock not converted in accordance with Article 11 in excess of the value of the Performance Shares and Bonus Shares on the Conversion Date.

                       (iv) any misrepresentation in or omission from or nonfulfillment of any covenant on the part of the Shareholder contained in any other agreement, certificate or other instrument furnished or to be furnished to Equitex pursuant to this Agreement;

                       (v) the  payment  of any  claim  for  fees  described  on
         Schedule 3.31;

                       (vi)  reasonable  fees  and   disbursements   of  counsel
         incident to any of the foregoing.

         9.4 PERFORMANCE OBJECTIVE. This Section of the Agreement is deleted in its entirety.


                                    ARTICLE 5

                     DELETION OF ARTICLE 10 OF THE AGREEMENT

         Article 10 of the Agreement is hereby deleted in its entirety.


                                    ARTICLE 6

                    AMENDMENTS TO ARTICLE 11 OF THE AGREEMENT

         The following sections of Article 11 of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below.


         11.1 CONVERSION OR REDEMPTION OF FBMS PREFERRED STOCK. On or before the date that is 18 months following the Effective Date (the "Conversion Date"), the Shareholder shall take all action necessary to convert or redeem all shares of FBMS Preferred Stock outstanding on the Effective Date, other than shares of FBMS Preferred Stock issued to Equitex, into, if converted, shares of the Merger Consideration. The Merger Consideration shall not be increased to effect the foregoing conversion. No funds of FBMS or funds provided by Equitex pursuant to Section 6.6 shall be used to redeem the FBMS Preferred Stock.

         11.3 EFFECT OF NON-CONVERSION. Any shares of FBMS Preferred Stock outstanding on the Effective Date, other than shares of FBMS Preferred Stock issued to Equitex, and not converted on or before the Conversion Date, shall result in a reduction of the number of Performance Shares and Bonus Shares (each as defined in Article 7 of this First Addendum) by that number of shares having an aggregate Market Price (as defined in Article 7 of this First Addendum) on the Conversion Date equal to 105% of the stated value of the shares of FBMS Preferred Stock not converted.


                                    ARTICLE 7

                          EARN-IN OF ADDITIONAL SHARES

         7.1 ESTABLISHMENT OF ESCROW. At Closing, Equitex will deliver 750,000 shares of Equitex Common Stock (the "Escrow Shares") to the "Escrow Agent," as defined and in accordance with the terms of the Escrow Agreement in the form attached as Exhibit A to this First Addendum (the "Escrow Agreement"). The Escrow Shares shall be issuable to the Shareholder upon meeting the objectives stated in this Article 7. All shares issued pursuant to this Article 7 shall be considered additional Merger Consideration.

         7.2 OPERATIONAL OBJECTIVES. Upon meeting or completing each of the following items, the Shareholder shall be issued 41,666 Escrow Shares for each item met or completed up to an aggregate of 250,000 Escrow Shares:

         Item(a) Reducing FBMS's overall operating expenses on an annualized basis as a percentage of revenue by not less than five percent for the three months ended December 31, 1999 as compared to the six months ended June 30, 1999.

         Item(b) Reducing FBMS's selling, general and administrative expense on an annualized basis as a percentage of revenue by not less than 10 percent for the three months ended December 31, 1999 as compared to the six months ended June 30, 1999.

         Item(c) Having the FBMS interactive mortgage loan application internet web page operational on an ongoing and not test basis on or before September 30, 1999.

         Item(d) Having positive net income, on an audited basis calculated in accordance with GAAP, for the year ended December 31, 1999.

         Item(e)  Liquidating    the   existing    "sub-prime"    portfolio   of
                  approximately $1,500,000 on or before December31, 1999.

         Item(f) Using best efforts to restructure the outstanding notes payable of FBMS, other than the FBMS warehouse facilities, to interest rates and payment terms which are commercially reasonable.

         7.3 PERFORMANCE OBJECTIVE. The Shareholder shall be entitled to 500,000 Escrow Shares (the "Performance Shares"), subject to adjustment, if FBMS has audited pre-tax net income, calculated in accordance with GAAP as applied to the mortgage banking industry, after deduction for any dividends paid on FBMS Preferred Stock, other than FBMS Preferred Stock issued to Equitex, of not less than $3,000,000 for the year ended December 31, 2000. The Performance Shares shall be issued to the Shareholder upon termination of the Escrow Agreement.

         7.4 BONUS SHARES. If the audited pre-tax net income of FBMS, calculated in accordance with Section 7.3 of this First Addendum, exceeds $3,000,000, Equitex agrees to issue to the Shareholder, that number of shares of Equitex Common Stock having a "Market Price," as defined below, determined as of December31, 2000 equal to 20% of the excess of such income over $3,000,000 (the "Bonus Shares"). The Bonus Shares shall be issued to the Shareholder upon termination of the Escrow Agreement.

         7.5 ADJUSTMENT OF PERFORMANCE SHARES AND BONUS SHARES. The number of Performance Shares and Bonus Shares to be issued to the Shareholder shall be reduced for the following:

                  (a) In accordance with Section 11.3 of the Agreement, as amended in accordance with Article 6 of this First Addendum.

                  (b) For the amount of any unsaleable loans that have not been sold or otherwise removed from the FBMS warehouse facilities in accordance with Section 6.5as amended by this First Addendum. For purposes of this adjustment, the Performance Shares and Bonus Shares shall be reduced based upon the Market Price of the Equitex Common Stock on March 31, 2000.

         7.6 DEFINITIONS. For purposes of this First Addendum, the followings terms have the meaning ascribed to them in this Section 7.6:

                  (a) "MARKET PRICE" means the average closing price of the Equitex Common Stock for the preceding 20 Trading Days if the Equitex Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market or the average of the last reported bid and asked price for the Equitex Common Stock as reported on the Nasdaq SmallCap Market or on the Electronic Bulletin Board or, if none, the national Quotation Bureau, Inc.'s "Pink Sheets."

                  (b) "TRADING DAY" means any day on which the New York Stock Exchange is open for business.


                                    ARTICLE 8

                    AMENDMENTS TO ARTICLE 12 OF THE AGREEMENT

         The following sections of Article 12 of the Agreement are hereby amended in their entirety and replaced with the provisions set forth below.

         12.1 TERMINATION. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the First Addendum and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

                  (a) by mutual consent of FBMS and Equitex;

                  (b) by either Equitex or FBMS if the transactions contemplated by this Agreement have not been consummated by November 15, 1999, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date; or

                  (c) by either FBMS or Equitex if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.


                                    ARTICLE 9

                          CERTAIN ADDITIONAL AGREEMENTS

         9.1 ENTIRE AGREEMENT. This First Addendum, the Agreement and the exhibits thereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Except as expressly modified by this First Addendum, the Agreement remains in full force and effect. Article and other headings are for reference purposes only and shall not affect the interpretation or construction of this First Addendum. The parties hereto have not made any representation or warranty except as expressly set forth in this First Addendum or the Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this First Addendum or the Agreement shall not be affected by this section.

         9.2 REPLACEMENT OF EXHIBIT A TO AGREEMENT. Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A to this First Addendum. Any reference in the Agreement to the "Escrow Agreement" shall mean and refer to Exhibit A to this First Addendum.

         9.3 ISSUANCE OF PREFERRED SHARES. If, prior to the Effective Date, the Equitex Capitalization shall not have been increased as contemplated by Section
6.9 of the Agreement, Equitex shall have the right to proceed with the Closing and issue to the holders of FBMS Common Stock a series of Equitex preferred stock, which shall automatically convert into shares of Equitex Common Stock upon the approval by the Equitex shareholders of the increased number of authorized shares of Equitex Common Stock as contemplated by Section 6.9 of the Agreement. The shares of Equitex preferred stock issued in accordance with this
Section 9.3 shall not be entitled to dividends except as declared and paid on shares of Equitex Common Stock or have a liquidation preference senior to that of the Equitex Common Stock.

         9.4 COUNTERPARTS. This First Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         9.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware.

         9.6 WAIVER AND OTHER ACTION. This First Addendum may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         9.7 SEVERABILITY. If any provision of this First Addendum is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this First Addendum shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this First Addendum, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         9.8 MUTUAL CONTRIBUTION. The parties to this First Addendum and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.


               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have executed this First Addendum as of the day and year first above written.

                                       First Bankers Mortgage Services, Inc.



                                       By:/S/ VINCENT L. MURATORE
                                          --------------------------------------
                                       Name: Vincent L. Muratore
                                       Title:  President and
                                                Chief Executive Officer


                                       Shareholder



                                       By:/S/ VINCENT L. MURATORE
                                          --------------------------------------
                                       Name: Vincent L. Muratore


                                       Equitex, Inc.


                                       By:/S/ HENRY FONG
                                          --------------------------------------
                                       Name:  Henry Fong
                                       Title:  President


                                       FBMS Acquisition Corp.


                                       By:/S/ HENRY FONG
                                          --------------------------------------
                                       Name:  Henry Fong
                                       Title:  President

                                LIST OF EXHIBITS

Exhibit A         Form of Escrow Agreement

                                TABLE OF CONTENTS



ARTICLE 1

         Amendments to Article 1 of the Agreement............................-1-
         1.4      Corporate Government of the Surviving Corporation..........-1-
         1.5      Closing....................................................-2-

ARTICLE 2

         Amendments to Article 2 of the Agreement............................-2-
         2.1      Conversion of Shares.......................................-2-
         2.3      Exchange of FBMS Common Stock..............................-3-

ARTICLE  3

         Amendments to Article 6 of the Agreement............................-4-
         6.5      Warehouse Facility.........................................-4-

ARTICLE  4

         Amendments to Article 9 of the Agreement............................-4-
         9.1      Survival of Representations and Warranties.................-4-
         9.3      Indemnity Agreements of Shareholder........................-4-
         9.4      Performance Objective......................................-5-

ARTICLE 5

         Deletion of Article 10 of the Agreement.............................-5-

ARTICLE 6

         Amendments to Article 11 of the Agreement...........................-5-
         11.1     Conversion or Redemption of FBMS Preferred Stock...........-5-
         11.3     Effect of Non-Conversion...................................-6-

ARTICLE 7

         Earn-In of Additional Shares........................................-6-

         7.1      Establishment of Escrow....................................-6-
         7.2      Operational Objectives.....................................-6-
         7.3      Performance Objective......................................-7-
         7.4      Bonus Shares...............................................-7-
         7.5      Adjustment of Performance Shares and Bonus Shares..........-7-
         7.6      Definitions................................................-7-

ARTICLE 8

         Amendments to Article 12 of the Agreement...........................-8-
         12.1     Termination................................................-8-

ARTICLE 9

         Certain Additional Agreements.......................................-8-
         9.1      Entire Agreement...........................................-8-
         9.2      Replacement of Exhibit A to Agreement......................-9-
         9.3      Issuance of Preferred Shares...............................-9-
         9.4      Counterparts...............................................-9-
         9.5      Governing Law..............................................-9-
         9.6      Waiver and Other Action....................................-9-
         9.7      Severability...............................................-9-
         9.8      Mutual Contribution........................................-9-

List of Exhibits............................................................-11-

                                 First Addendum
                                     to the
                      Agreement and Plan of Reorganization

                                      AMONG

                                  Equitex, Inc.
                            (a Delaware Corporation)

                       -----------------------------------

                      First Bankers Mortgage Services, Inc.
                             (a Florida Corporation)

                       -----------------------------------

                               Vincent L. Muratore
                                 (an Individual)

                                       AND

                             FBMS Acquisition Corp.
                            (a Delaware Corporation)


                                 AUGUST 4, 1999